CUSIP No. 45113Y203

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.)*

ICLICK INTERACTIVE ASIA GROUP LTD.

(Name of Issuer)

Sponsored American Depository Receipt

(Title of Class of Securities)

45113Y203

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

CUSIP No. 45113Y203

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1.	NAME OF REPORTING PERSONS

Nuveen Asset Management, LLC 27-4357327

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	550

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	550

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

550

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12.	TYPE OF REPORTING PERSON

IA

NOTE: The number of shares listed represents the underlying class of securities. One ADR represents one (5) ordinary shares (ICLK HK).

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1.	NAME OF REPORTING PERSONS

TIAA-CREF Investment Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	2,362,025

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	2,362,025

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,362,025

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.45%

12.	TYPE OF REPORTING PERSON

IA

NOTE: The number of shares listed represents the underlying class of securities. One ADR represents one (5) ordinary shares (ICLK HK).

CUSIP No. 45113Y203

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1.	NAME OF REPORTING PERSONS

Teachers Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	1,346,805

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	1,346,805

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,346,805

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.11%

12.	TYPE OF REPORTING PERSON

IA

NOTE: The number of shares listed represents the underlying class of securities. One ADR represents one (5) ordinary shares (ICLK HK).

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1.	NAME OF REPORTING PERSONS

College Retirement Equities Fund- Stock Account

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	0

6.	SHARED VOTING POWER	2,236,370

7.	SOLE DISPOSITIVE POWER	0

8.	SHARED DISPOSITIVE POWER	2,236,370

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,236,370

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.16%

12.	TYPE OF REPORTING PERSON

IA

NOTE: The number of shares listed represents the underlying class of securities. One ADR represents one (5) ordinary shares (ICLK HK).

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Item 1(a).	NAME OF ISSUER:

ICLICK INTERACTIVE ASIA GROUP LTD.

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

15/F PROSPPERITY MILLENNIA PLAZA
663 KING’S ROAD, QUARRAY BAY
HONG KONG S.A.R., PEOPLE’S REPUBLIC OF CHINA

Items 2(a)-2(c).	NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND CITIZENSHIP OF PERSONS FILING:

Nuveen Asset Management, LLC (“NAM”)
333 W. Wacker Drive
Chicago, IL 60606
Citizenship: Delaware

TIAA-CREF Investment Management, LLC (“TCIM”)
730 Third Avenue
New York, NY 10017-3206
Citizenship: Delaware

Teachers Advisors, LLC (“TAL”)
730 Third Avenue
New York, NY 10017-3206
Citizenship: Delaware

College Retirement Equities Fund-Stock Account (“CREF SA”)
730 Third Avenue
New York, NY 10017-3206
Citizenship: New York

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Item 2(d).	TITLE OF CLASS OF SECURITIES:

Sponsored American Depository Receipt

Item 2(e).	CUSIP NUMBER: 45113Y203

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

NAM

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TCIM

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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TAL

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CREF SA

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☒	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.	OWNERSHIP

	(a) Aggregate amount beneficially owned:	3,709,380

	(b) Percent of class:	8.56%

	(c) Number of shares as to which person has:

	NAM	TCIM	TAL	CREF SA

Sole Voting Power:	550	2,362,025	1,346,805	0

Shared Voting Power:	0	0	0	2,236,370

Sole Dispositive Power:	550	2,362,025	1,346,805	0

Shared Dispositive Power:	0	0	0	2,236,370

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Exhibit A attached

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

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Item 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with nomination under §240.14a-11

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

NUVEEN ASSET MANAGEMENT, LLC

By: /s/ Erik Mogavero
Erik Mogavero
Managing Director
Head of Affiliate Compliance

TIAA-CREF INVESTMENT MANAGEMENT, LLC

By: /s/ Stuart R. Brunet
Stuart Brunet, Managing Director,
Chief Compliance Officer

TEACHERS ADVISORS, LLC

By: /s/ Stuart R. Brunet
Stuart Brunet, Managing Director,
Chief Compliance Officer

COLLEGE RETIREMENT EQUITIES FUND-STOCK ACCOUNT

By: /s/ Stuart R. Brunet
Stuart Brunet, Managing Director,
Chief Compliance Officer

CUSIP No. 45113Y203

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EXHIBIT A

ITEM 6. OWNERSHIP.

Nuveen Asset Management, LLC (“NAM”), is a registered investment adviser affiliated with TCIM and TAL. NAM may be deemed to be a beneficial owner of 550 shares of Issuer’s common stock. TIAA-CREF Investment Management, LLC (“TCIM”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 2,362,025 shares of Issuer’s common stock owned by CREF. Teachers Advisors, LLC (“TAL”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 1,346,805 shares of Issuer’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts.. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer.